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                                                                                                  EXHIBIT 12


                                                              AMERICAN ELECTRIC POWER COMPANY, INC.
                                                 Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (in millions except ratio data)
                                                                      Year Ended December 31,
                                                           1996       1997       1998      1999       2000
                                                           ----       ----       ----      ----       ----
Fixed Charges:
  Interest on Long-term Debt . . . . . . . . . . . .      $  679     $  698    $  682     $  773     $  768
  Interest on Short-term Debt. . . . . . . . . . . .          99        107       134        149        259
  Miscellaneous Interest Charges . . . . . . . . . .          35         50        77         77        161
  Estimated Interest Element in Lease Rentals. . . .         222        221       222        212        217
  Preferred Stock Dividends. . . . . . . . . . . . .          94         45        29         28         32
                                                          ------     ------   -------     ------     ------
        Total Fixed Charges. . . . . . . . . . . . .      $1,129     $1,121    $1,144     $1,239     $1,437
                                                          ======     ======    ======     ======     ======

Earnings:
  Income Before Income Taxes . . . . . . . . . . . .      $1,394     $1,414    $1,477     $1,468     $  899
  Plus Fixed Charges (as above). . . . . . . . . . .       1,129      1,121     1,144      1,239      1,437
  Less Undistributed Earnings in Equity Investments.          -          36        42         46         46
                                                          ------     ------    ------     ------     ------
       Total Earnings. . . . . . . . . . . . . . . .      $2,523     $2,499    $2,579     $2,661     $2,290
                                                          ======     ======    ======     ======     =======

Ratio of Earnings to Fixed Charges . . . . . . . . .        2.22       2.22      2.25       2.14       1.59
                                                            ====       ====      ====       ====       ====
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